Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $25.6 MILLION IN NEW MIDDLE-MARKET ORIGINATIONS FOR ITS THIRD FISCAL QUARTER

CHICAGO, IL, July 11, 2012 – Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $25.6 million in new middle-market investment commitments and $26.8 million in broadly syndicated loans held for short term investment purposes during the three months ended June 30, 2012. Approximately 10% of the new middle-market investment commitments were one stop loans, 6% were subordinated debt/second lien investments, 83% were senior secured loans and 1% were equity securities. Of the new middle-market investment commitments, $23.8 million funded at close.  Overall, total investments in portfolio companies at fair value increased by $22.9 million during the three months ended June 30, 2012 after factoring in debt repayments.

“The decline in originations was consistent with our expectations as we began to see a slowdown in our pipeline at the end of March 2012, and that trend continued into April and May. However, we have been seeing an acceleration of new deal flow and expect that this will translate into a substantially higher level of middle-market originations for the quarter ended September 30, 2012,” commented David Golub, Chief Executive Officer of Golub Capital BDC, Inc.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $6 billion in capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings, senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million, and offers hold positions up to $150 million per transaction. Golub Capital has been ranked a “Top 3” Traditional Middle Market Bookrunner every year from 2008 through the first quarter of 2012 by Thomson Reuters LPC for senior secured loans of up to $100 million for leveraged buyouts (based on number of deals completed). In 2012, Golub Capital was awarded the ACG New York Champion’s Award for “Senior Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact: Ross Teune

Phone: 312-284-0111

Email: rteune@golubcapital.com